Exhibit 10.1

TDS BONUS DEFERRAL AND
STOCK UNIT MATCH PROGRAM

Purpose

The TDS Bonus Deferral and Stock Unit Match Program is designed to provide TDS Corporate executives with a significant incentive to acquire additional shares of TDS stock.

Eligibility

Executives who hold TDS Vice Presidential and above positions are eligible to participate.

Program Overview

Eligible executives may defer up to 100% of their annual bonus up to a maximum of $400,000 and receive TDS Common Stock Unit Matches on the amounts deferred. Company Stock Unit Match amounts will depend on the amount of annual bonus that the executive deferred into stock units and the price of TDS stock on the date his/her bonus was determined by TDS. Executives will receive a 25% Company Stock Unit Match for amounts deferred up to 50% of their total annual bonus and a 33% match for any amounts that they elect to defer that exceed 50% of their total annual bonus award. The Company Stock Unit Matches will vest ratably over three years.

TDS will establish bookkeeping accounts that reflect the executive’s deferral amount(s), Company Stock Unit Match(es) and any earned dividends. The value of the executive’s accounts will change in direct proportion to the performance of TDS Common Stock. However, the amounts credited to an executive’s accounts will not actually be invested in TDS stock. The amounts credited to the executive’s accounts will be distributed in stock to him/her when 6 months after he/she separates from service or on such earlier date as the executive may elect that is at least two years after the election date. If the executive separates from service earlier than January 1st of the fourth year following the performance year, and such separation from service is for a reason other than death or “Disability”, a portion of the Company match will be lost.

For purposes of this Program, the term “Key Employee” has the meaning set forth in section 416(i) of the Internal Revenue Code.

For purposes of this Program, “Disabled” or “Disability” shall mean an executive’s (i) inability to engage in any substantial gainful activity or (ii) receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of TDS, in each case as a result of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

The executive is considered to be a general unsecured creditor of TDS with regard to the deferred compensation amounts to which this Program pertains.

This Program is subject to the provisions of the Telephone and Data Systems, Inc. 2004 Long-Term Incentive Plan and shall be interpreted in accordance therewith.

Administrative Overview

In November or December of each year, the Corporate Vice President of Human Resources will send a Bonus Deferral Election Form for the upcoming performance year to all eligible TDS executives. Executives wishing to take advantage of this bonus deferral opportunity must fill out this Form and return it (delivered, post marked or faxed with signature) to the Corporate Vice President of Human Resources no later than December 30th (see Administrative Ground Rules – Taxes). Upon commencement of the performance year, the elections made by the executive on the Bonus Deferral Election Form shall be irrevocable.

Shortly before the first of each year, the Corporate Vice President of Human Resources will confirm all election deferral decisions with the executives making them, as well as advise the administrative personnel who need to be aware of the specifics of these bonus deferral election decisions. Those executives who elect to defer all or part of a bonus under this Program will not be able to receive an advance on that bonus unless the executive is experiencing an “Unforeseeable Emergency” as defined on page 5.

After a participating executive’s bonus award has been determined and the amount he/she has deferred is known, two separate accounts will be established for each participating executive: (i) the “Deferred Compensation Stock Account”, which will be credited with the bonus monies that the executive has deferred under the Program, and (ii) the “Stock Unit Match Account”, which will be credited with the Stock Unit Match awards.

The value of each of these Accounts will rise or fall in direct proportion to the price of TDS stock. All participating executives will receive statements of the number of vested and unvested share units they have in their Accounts as of each December 31st. These statements will be sent out annually as early in the first quarter as possible.

Administrative Ground Rules

The TDS Bonus Deferral and Stock Unit Match Program will be administered in accordance with the following ground rules:

•	Vesting:

The executive is always 100% vested in all bonus amounts that have been deferred under this Program and any dividends credited under this Program. Provided that the executive does not separate from service or receive a distribution of his/her Accounts, the Company Stock Unit Matches will vest ratably over three years in accordance with the following schedule:

•	33% on December 31st of the year following the year in which the bonus was earned (the performance year).
•	an additional 33% on December 31st of the second year following the year in which the bonus was earned, and
•	the remaining 34% on December 31st of the third year following the year in which the bonus was earned.

•	Taxes:

Since all bonus deferral decisions under this Program will be made prior to the performance year, income taxes on all Bonus Deferrals and Stock Unit Match awards will be deferred until the proceeds from the executive’s Deferred Compensation Stock Account and Stock Unit Match Account are distributed. The IRS has taken the position that the executive must make his/her deferral election prior to the beginning of the performance year in order that the deferred monies not to be considered in “constructive receipt”, and therefore taxable income in the year they would have been paid to the executive.

Please note, however, that Bonus Deferrals and Stock Unit Match awards will be subject to social security and unemployment tax prior to the date they are distributed. Bonus Deferrals will be subject to social security and unemployment tax at the time of the deferral and Stock Unit Match awards will be subject to social security and unemployment tax at the time they become vested.

Appropriate amounts shall be withheld from any distributions under this Program or from an executive’s compensation as may be required for purposes of complying with federal, state, local or other tax withholding requirements applicable to this Program.

•	Separation from Service:

If the executive separates from service prior to the completion of the vesting schedule, as previously described, all unvested share units credited to the executive’s Stock Unit Match Account will be forfeited, except if the executive becomes Disabled or dies before separation.

If either of the latter two events occur, the executive, or his/her beneficiary/beneficiaries will be 100% vested in all share units credited to the executive’s Stock Unit Match Account.

•	Beneficiaries:

An executive, who defers any portion of his/her annual bonus under this Program, should complete a “Bonus Deferral and Stock Unit Match Program Beneficiary Designation Form” and return it to the Corporate Vice President of Human Resources as soon as possible. This Form does not have to be completed again unless the executive wishes to make some change to the previous Beneficiary Designation Form. If an executive fails to complete such a form, the executive’s spouse, if any, will be the beneficiary. Otherwise, the executive’s beneficiary will be determined by the terms of the Plan document.

•	Initial Value of the Executive's Deferred Compensation Stock and Company Stock Unit Match Accounts:

After verification of the executive’s bonus, and the amount that was deferred, the amount credited to executive’s Accounts will be determined as follows:

•	The initial value of the bonus deferral amount will be determined by dividing the bonus deferral by the closing price of TDS stock on the date that the bonus was determined. Share units will be calculated to three decimal places and fractional share units will accumulate.

For example, if the executive elected to defer 75% of his/her bonus for a year and his/her bonus was $40,000 for that year; the executive would have deferred $30,000. If the closing price of a share of TDS stock on the day this bonus was approved was $100, then 300 share units will be credited to the executive’s Deferred Compensation Stock Account.

•	The initial value of the Company Stock Unit Match Account will be determined the same way. Using the above example, the initial dollar value of share units credited to his/her Company Stock Unit Match Account is $8,300, calculated as follows:

•	25% of $20,000 (50% of the executive's total bonus) = $5,000
•	33% of $10,000 (the deferral amount over 50% of the executive's total bonus) = $3,300
•	Total = $8,300

Since the closing price of TDS stock on the date the bonus award was approved was assumed to be $100, the executive’s Company Stock Unit Match Account would be credited 83.00 of TDS share units, which would vest in accordance with the following schedule:

•	27.39[1] share units - vests on December 31st of the year following the performance year.
•	27.39[1] share units - vests on December 31st two years after the performance year.
•	28.22[2] share units - vests on December 31st three years after the performance year.
•	83.00 share units - Total Stock Unit Match

•	Value Of An Executive’s Deferred Compensation Stock Account And Company Stock Unit Match Account:

The value of an executive’s Compensation Accounts will increase or decrease in an amount equal to the gains or losses that would have been realized if assets in an amount equal to the balance in the executive’s Accounts were actually invested in TDS stock. Hence, if the price of TDS stock rises by $1, each share unit credited in the executive’s Accounts will be worth an additional $1.

•	Dividends:

The executive’s Deferred Compensation Stock Account and Company Stock Unit Match Account will be credited with dividend share units as follows:

•	On Bonus Deferral Share Units: Dividend share units on the executive’s share units in his/her Deferred Compensation Stock Account will be credited on an annual basis and based on the number of share units credited to the executive’s Deferred Compensation Stock Account as of the record date for each quarter of the year.

This will be done by totaling up the quarterly dividend dollar amounts as per the above (as if the share units actually were outstanding shares of TDS), and dividing this sum by the closing price of TDS stock on December 31st of that year. The result is the number of dividend share units that will be credited to the executive’s account for that year.

[1] 33% of the total Company Stock Unit Match.
[2] 34% of the total Company Stock Unit Match.

•	On Stock Unit Match Share Units: For all share units credited in the executive’s Stock Unit Match Account, the procedure for determining the dividend share units to be credited to this Account is the same as for the Deferred Compensation Stock Account. Unvested share units credited to a Stock Unit Match Account will not be credited with dividend share units.

•	Unforeseeable Emergency Withdrawals:

In the event of an Unforeseeable Emergency, an executive may request a payment of all or a portion of the share units credited to his/her Deferred Compensation Stock Account and the vested share units credited to his/her Stock Unit Match Account. Withdrawals will first come from the vested Stock Unit Match Account. For purposes of this Program, “Unforeseeable Emergency” shall mean a severe financial hardship to an executive resulting from (i) an illness or accident of the executive or the executive’s spouse or dependent (as defined in section 152(a) of the Internal Revenue Code); (ii) loss of the executive’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the executive. Payment may not exceed an amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such payment after taking into account the extent to which the hardship may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the executive’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). College expenses and expenses incurred in purchasing a residence do not qualify as an Unforeseeable Emergency.

•	Distributions:

The executive will receive the distributable balance credited to his/her Accounts as of the earlier of (i) 6 months after his or her separation from service, or (ii) the distribution date that he/she selected on the Bonus Deferral Election Form. He/she will receive distribution as soon after that date as is administratively feasible. All distributions will be made in TDS stock, except that the value of any partial share units credited to an executive’s Accounts will be paid in cash.

The total distributable balance in an executive’s Account will be determined by adding:

•	The sum of all share units credited to his/her Deferred Compensation Stock Account (including any credited dividend share units) reduced by any Unforeseeable Emergency distributions made prior to the distribution date, and

•	The sum of vested share units credited to his/her Stock Unit Match Account (including any credited dividend share units) reduced by any Unforeseeable Emergency distributions made prior to the distribution date.

If, for example, the total vested share units credited to the executive’s Accounts is 500 share units on the distribution date, the executive will receive 500 shares of TDS stock less any taxes TDS is required to withhold (taxes may be withheld in the form of shares). In this example, the dollar value, which is taxable income, would be calculated by multiplying the closing price of TDS stock on the distribution date of his/her distribution by 500.

Compliance with Law

This Program is intended to comply with provisions of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act of 2004, and this Program shall be interpreted and construed accordingly. TDS shall have sole discretion and authority to amend or terminate this Program, unilaterally, at any time in the future to satisfy any requirements of Section 409A of the Code or applicable guidance provided by the Treasury

Questions

Questions on this Program should be directed to the Corporate Vice President of Human Resources.